Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PacWest Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333-144320, 333-157789, and 333-159999) on Form S-3 and (Nos. 333-43330, 333-101025, 333-107636, 333-138542, and 333-162808) on Form S-8 of PacWest Bancorp of our report dated November 13, 2009, with respect to the statement of assets acquired and liabilities assumed by Pacific Western Bank (a wholly owned subsidiary of PacWest Bancorp) pursuant to the Purchase and Assumption Agreement dated August 28, 2009, which report appears in the August 28, 2009 Current Report on Form 8-K/A of PacWest Bancorp.

/s/  KPMG LLP

Los Angeles, California

November 13, 2009